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[KPMG LOGO]                                                        Exhibit 16.1

          KPMG LLP
          Suite 900                                      Telephone 206 913 4000
          801 Second Avenue                              Fax 206 913 4444
          Seattle, WA 98104

March 10, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Blue Nile, Inc. and, under the date of February 14, 2003, we reported on the consolidated financial statements of Blue Nile, Inc. as of and for the year ended December 31, 2002. On October 9, 2003, our appointment as principal accountants was terminated. We have read Blue Nile, Inc.'s statements included in paragraph two of the Experts Section of its Form S-1, and we agree with such statements except we are not in a position to agree or disagree with Blue Nile, Inc.'s statement that the change was approved by the audit committee of the board of directors nor are we in a position to agree or disagree with Blue Nile, Inc.'s statement that PricewaterhouseCoopers LLP was not consulted on any financial or accounting reporting matters in the period before their appointment.

Additionally, the Company has advised us that the 2002 consolidated financial statements as presented in the Form S-1 have been restated. However, nothing has come to our attention to cause us to believe that the Company's 2002 consolidated financial statements (before restatement) as audited by this firm did not fairly present, in all material respects, the financial position, results of operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Very truly yours,

/s/ KPMG LLP